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                                    EXHIBIT 5

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                               December 20, 1999


RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421

          Re: RF Micro Devices, Inc. 1999 Stock Incentive Plan and Individual Option Agreements with Certain Directors

Ladies and Gentlemen:

          We have served as counsel for RF Micro Devices, Inc. (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of 8,060,000 shares of its common stock, no par value (the "Shares"), which are proposed to be offered and sold pursuant to (1) the 1999 Stock Incentive Plan of RF Micro Devices, Inc. (the "1999 Plan") and (2) option agreements with certain directors of the Company (each, an "Agreement"). The Company is filing today a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

          We have reviewed the Company's articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates. We also have reviewed the 1999 Plan, the form of Agreement and the Registration Statement.

          In connection with such review, we have assumed with your permission
(1) the genuineness of all signatures; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

          Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 1999 Plan or an Agreement, as applicable, will be validly issued, fully paid and nonassessable.

          This opinion is limited to the laws of the State of North Carolina. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                                      WOMBLE CARLYLE SANDRIDGE & RICE
                                      A Professional Limited Liability Company


                                      By: /s/ Jane Jeffries Jones
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                                          Jane Jeffries Jones